Exhibit 99.1

CONTACT:	William Koziel (847) 597-8800

Così, Inc. Reports 2012 First Quarter Results

DEERFIELD, IL – May 17, 2012 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported that it had reduced its net loss for the first quarter ended April 2, 2012 by $1,012,000 or 47% to $(1,128,000), or $(0.02) per basic and diluted common share, compared with the net loss of $(2,140,000), or $(0.04) per basic and diluted common share, reported for the 2011 first quarter.

Così’s total revenues for the 2012 first quarter increased by $964,000 to $24,673,000 from $23,709,000 in the 2011 first quarter.  Company-owned net restaurant sales increased by 4% or $916,000 to $23,921,000 from $23,005,000 for the 2011 first quarter due primarily to a 6.2% increase in comparable restaurant sales.  Franchise fees and royalty revenues for the quarter contributed $752,000 compared to $704,000 in the 2011 first quarter.  The increase over last year’s first quarter was due primarily to higher royalties resulting from an increase in comparable franchise restaurant sales.

System-wide comparable restaurant sales for the first quarter as measured for restaurants in operation for more than 15 months recorded an aggregate 7.5% increase as compared to the first quarter of 2011.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants are as follows:

For the 13 weeks ended April 2, 2012
Company-owned	6.2%
Franchise-operated	9.5%
Total System	7.5%

When reported on a like calendar week basis to the prior year, system-wide comparable sales increased by 4.8%.  The 270 basis point improvement in system-wide comparable sales on a fiscal reporting basis over the like calendar week basis was the result of a year over year holiday week shift that occurred at the beginning of the 2012 first quarter.

“The continued positive sales trend and improved operating margins in the quarter reflect our ongoing efforts to make Così a strong and profitable brand,” said Carin Stutz, Così's President and Chief Executive Officer.  “Our confidence is strong as we remain focused on driving sales and traffic while simplifying the guest experience, improving our operating margins and examining ways to further reduce our administrative costs.”

2012 First Quarter Financial Performance Review

Così’s aforementioned $916,000 increase in first quarter Company-owned net sales as compared to the 2011 first quarter was due primarily to the 6.2% increase in comparable restaurant net sales partially offset by a decline in sales from locations closed during and subsequent to the first quarter of 2011.  The increase in Company-owned comparable net sales during the quarter was comprised of a 5.9% increase in traffic and a 0.3% increase in average guest check.

For the first quarter, Così reported a 230 basis point decrease in costs and expenses related to Company-owned restaurant operations as a percentage of restaurant net sales compared with the first quarter of 2011. The change resulted from decreases of 140 and 120 basis points, as a percentage of net sales, in occupancy and other restaurant operating expenses and labor and related benefits expense, respectively, partially offset by a 30 basis point increase, as a percentage of net sales, in the cost of food and beverage.  The decrease in occupancy and other restaurant operating expenses and labor and related benefits expense as a percentage of net sales was due primarily to the leveraging impact of the comparable restaurant net sales increase on the fixed portion of these costs during the period.  The increase in the cost of food and beverage as a percentage of net sales was due primarily to lower vendor incentives received during the 2012 first quarter as well the impact of higher commodity and fuel costs partially offset by the price increase taken during the second quarter of 2011.

During the first quarter of 2012, the Company reduced its general and administrative expenses by 9.1% or $277,000, to $2,779,000 or 11.3% of total revenues from $3,056,000 or 12.9% of total revenues in the 2011 first quarter.

Così reported that as of April 2, 2012 it had cash and cash equivalents of $4,813,000 and virtually no debt other than lease obligations.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 80 Company-owned and 54 franchise restaurants operating in seventeen states, the District of Columbia and the United Arab Emirates. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2011 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of April 2, 2012 and January 2, 2012
(dollars in thousands, except share and per share data)

	April 2,	January 2,
	2012	2012
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$4,813	$7,222
Accounts receivable, net	631	598
Notes receivable, current portion	443	448
Inventories	732	717
Prepaid expenses and other current assets	1,351	1,480
Total current assets	7,970	10,465

Furniture and fixtures, equipment and leasehold improvements, net	11,612	12,359
Notes receivable, net of current portion	677	762
Other assets	1,109	1,119
Total assets	$21,368	$24,705

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,711	$3,717
Accrued expenses	7,541	9,733
Deferred franchise revenue	61	61
Current portion of other long-term liabilities	187	195
Total current liabilities	11,500	13,706

Deferred franchise revenue	2,173	2,098
Other long-term liabilities, net of current portion	3,199	3,383
Total liabilities	16,872	19,187

Commitments and contingencies

Stockholders' equity:
Common stock - $.01 par value; 100,000,000 shares authorized,
52,967,165 and 52,967,365 shares issued, respectively	530	530
Additional paid-in capital	283,852	283,746
Treasury stock, 239,543 shares at cost	(1,198)	(1,198)
Accumulated deficit	(278,688)	(277,560)
Total stockholders' equity	4,496	5,518
Total liabilities and stockholders' equity	$21,368	$24,705

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the Three Month Periods Ended April 2, 2012 and March 28, 2011
(dollars in thousands, except share and per share data)

	Three Months Ended
	April 2,	March 28,
	2012	2011
	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$23,921	$23,005
Franchise fees and royalties	752	704
Total revenues	24,673	23,709

Costs and expenses:
Cost of food and beverage	5,566	5,296
Restaurant labor and related benefits	8,815	8,742
Occupancy and other restaurant operating expenses	7,686	7,703
	22,067	21,741
General and administrative expenses	2,779	3,056
Depreciation and amortization	994	1,065
Closed store costs	-	21
Lease termination expense	(28)	17
Gain on sale of assets	-	(41)
Total costs and expenses	25,812	25,859
Operating loss	(1,139)	(2,150)

Other income	11	10

Net loss and comprehensive loss	$(1,128)	$(2,140)

Per Share Data:
Loss per share, basic and diluted	$(0.02)	$(0.04)

Weighted average shares outstanding:	51,456,844	51,254,279

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Results of Operatins as a Percent of Sales
	Three Months Ended
	April 2,		March 28,
	2012		2011

Revenues:
Restaurant net sales	97.0%		97.0%
Franchise fees and royalties	3.0		3.0
Total revenues	100.0		100.0
Cost and expenses:
Cost of food and beverage (1)	23.3		23.0
Restaurant labor and related benefits (1)	36.8		38.0
Occupancy and other restaurant operating expenses (1)	32.1		33.5
	92.2		94.5
General and administrative expenses	11.3		12.9
Depreciation and amortization	4.0		4.5
Closed store costs	-		0.1
Lease termination expense	(0.1)		0.1
Gain on sale of assets	-		(0.2)
Total costs and expenses	104.6		109.1
Operating loss	(4.6)		(9.1)
Other income	-		0.1
Net loss and comprehensive loss	(4.6	) %	(9.0	) %

(1)	Expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues.

Cosi, Inc.
System-wide Restaurants
	For the Three Months Ended
	April 2, 2012			March 28, 2011
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	80	56	136	83	59	142
New restaurants opened	-	-	-	-	-	-
Restaurants permanently closed	-	1	1	1	-	1
Restaurants at end of period	80	55	135	82	59	141